Exhibit 99.1

Company Contact John Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Investor Relations Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

CONNETICS REPORTS RECORD PRODUCT SALES AND PROFITABILITY

Company raises 2003 revenue guidance, introduces fourth quarter EPS guidance

PALO ALTO, Calif. (October 21, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today reported its first quarter of operating profitability with third quarter 2003 net income of $1.6 million, or $0.05 per share on a fully diluted basis. This compares with a net loss in the 2002 third quarter of $2.5 million, or $0.08 per share.

Total revenues for the 2003 third quarter rose 45% to $19.7 million, compared with $13.6 million last year. Product sales for the third quarter of 2003 rose 42% to $17.7 million, compared with $12.4 million in the comparable prior-year quarter. OLUX® sales rose 52% to $12.9 million, and Luxíq® sales rose 21% to $4.7 million, both compared with the 2002 third quarter. Contract and royalty revenues for the third quarter of 2003 were $2.1 million, consisting primarily of royalties on product sales, and revenue related to the assignment of relaxin. This compares with contract and royalty revenues of $1.2 million in the 2002 third quarter.

Total operating expenses for the third quarter of 2003 were $17.8 million, compared with $16.6 million in the third quarter of 2002. The increase in expenses primarily was attributable to higher selling, general and administrative costs reflecting additional headcount, partially offset by a decline in research and development costs as the Extina™ and Actiza™ Phase III clinical programs were concluded.

At September 30, 2003, cash, cash equivalents and investments totaled $109 million.

“We have successfully achieved our goal of profitability, which we believe is an important milestone for the company and validates the value of our products and delivery technologies. It is also a reflection of the commitment and talent of our employees, whose hard work and dedication were instrumental in achieving this milestone,” said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. “While our progress is extremely gratifying, much remains to be accomplished. We continue to advance our clinical programs, as evidenced by our recently announced favorable Phase III trial results and plans to file an NDA for Actiza by the end of 2003, and our July filing of an NDA for Extina. In addition, with our strong cash position we will continue to explore opportunities to expand our pipeline, ensuring we are strongly positioned to continue product sales growth and increase value to our shareholders.”

     Highlights From the Third Quarter Include:

•	The announcement of the successful completion of the trial for Actiza™, an investigational new drug formulation of 1% clindamycin delivered in the Company’s proprietary Versafoam™ delivery system, as a potential new topical treatment for acne. With this news, the Company is on track with plans to build a strong franchise in acne, the leading category in the U.S. dermatology market. Connetics anticipates filing an NDA with the FDA by year end.

•	The sale of the relaxin program, to BAS Medical for up to $1 million in licensing and milestone fees, as well as royalties on future product sales. In conjunction with the sale in the third quarter, Connetics received a $100,000 upfront assignment fee and recognized $661,000 in previously deferred revenue relating to previous relaxin license agreements. Connetics discontinued development of relaxin in 2001 to devote all resources to its dermatology business.

•	Hiring Lincoln Krochmal, M.D. as Executive Vice President, Research and Product Development to lead and manage Connetics’ product development efforts with specific responsibilities for pre-clinical research, Connetics’ Center for Skin Biology, clinical operations, medical affairs and project management.

Year-to-Date Financial Results

For the nine months ended September 30, 2003, total revenues were $55.0 million, a 45% increase compared with $37.8 million for the prior-year nine-month period. Product sales for the first nine months of 2003 rose 40% to $47.5 million, compared with $34.0 million in the comparable prior-year period. OLUX sales rose 47% to $33.8 million, and Luxíq sales rose 25% to $13.6 million, both compared with the nine months ended September 30, 2002. Contract and royalty revenues for the 2003 year-to-date period were $7.5 million, compared with $3.8 million last year.

Total operating expenses for the first nine months of 2003 were $59.2 million, compared with $51.6 million for the comparable period in 2002, which included a one-time charge of $312,000 related to the Relaxin program and a $2 million in-process R&D charge related to the in-license of Velac. The increase in expenses for 2003 was primarily attributable to increases in R&D costs associated with the greater number of products in clinical testing, including Extina, Actiza and Velac® Gel.

Connetics Raises 2003 Financial Guidance

Connetics is raising guidance for contract and royalty revenues for the remainder of 2003. For the year, contract and royalty revenues are now projected to be approximately $8.5 million, up from prior guidance of $6 million. Product sales are projected to be at the high end of the previously guided range of $64 million to $66 million. Projected full-year 2003 total revenues are projected to be between $72.5 and $74.5 million, up from prior guidance of $70 million to $72 million.

Total sales, general and administrative and research and development expenses for 2003 are now projected to be approximately $70 million, up from the original forecast of $67 million to $69 million.

The Company also expects to report fourth quarter 2003 net income of approximately $900,000 to $1.3 million or $0.03 to $0.04 per share on a fully diluted basis.

Conference Call

Connetics will host a conference call to discuss third quarter results beginning today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. During that call, Company executives will update investors on various operating issues, including sales and marketing initiatives, and the status of clinical trials and regulatory matters. To participate in the live call via telephone in the U.S., please call 888-328-2575. To access the call from outside the U.S., please call +706-643-0459. The conference call also will be broadcast live over the Internet by following the Investor Relations link at www.connetics.com.

A telephone replay will be available for 48 hours beginning on October 21, 2003 at 9:00 p.m. Eastern Time by calling 800-642-1687 from the U.S. or +706-645-9291, outside the U.S., and entering the conference ID # 3189278. The Internet replay will be available for 30 days at www.connetics.com.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about continued revenue growth, projected 2003 product and total revenues, timing of the Actiza NDA filing, the projected level of profitability, and the market potential of certain products and product candidates. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that it may not be able to sustain profitability, that revenues may be lower or expenses higher than projected, that product sales may not increase, that development of product candidates in the Company’s pipeline may not succeed, and that clinical trials may not go forward as planned. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year.

[Tables to Follow]

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CONNETICS CORPORATION
Condensed, Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Product sales	$17,652	$12,449	$47,491	$34,012
Contract and other	2,060	1,192	7,502	3,786

Total revenues	19,712	13,641	54,993	37,798
Operating expenses:
Cost of product sales	1,388	1,116	3,645	2,765
Research and development	6,021	6,889	23,042	17,307
Selling, general and administrative	9,729	8,103	30,797	27,643
Depreciation and amortization	624	519	1,667	1,540
In-process R&D	—	—	—	2,000
Charge for relaxin program	—	—	—	312

Total operating expenses	17,762	16,627	59,151	51,567
Interest and other income/(expense)	(321)	108	(172)	769
Gain on sale of stock	—	516	—	2,086

Income (loss) before income tax	1,629	(2,362)	(4,330)	(10,914)

Income tax expense/(credit)	13	128	1,291	65

Net income/(loss)	$1,616	$(2,490)	$(5,621)	$(10,979)

Basic net income/(loss) per share	$0.05	$(0.08)	$(0.18)	$(0.36)

Diluted net income/(loss) per share	$0.05	$(0.08)	$(0.18)	$(0.36)

Shares used to calculate basic net income/(loss) per share	31,648	30,866	31,485	30,656

Shares used to calculate diluted net income/(loss) per share	33,607	30,866	31,485	30,656

Condensed, Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

Assets
Assets:
Cash and short-term investments	$99,712	$33,788
Accounts receivable and other current assets	8,733	6,111
Property and equipment, net	5,556	5,860
Long term investments	9,736	—
Long-term assets and other	17,714	13,794

Total assets	$141,451	$59,553

Liabilities and Stockholders’ Equity
Liabilities and stockholders’ equity:
Current liabilities	$9,516	$14,414
Other liabilities	90,000	396
Stockholders’ equity	41,935	44,743

Total liabilities and stockholders’ equity	$141,451	$59,553